TELEBANC FINANCIAL CORPORATION
                                   EXHIBIT 11

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
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                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
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
                                                                           Years Ended December 31,
                                                                           ------------------------
                                                                      1997                          1996
                                                                      ----                          ----
                         BASIC
                         -----
Net income for basic earnings per common share                    $    3,671                    $    2,552

Weighted average number of common shares outstanding
     during the year                                                   2,191                         2,050

Basic  earnings per common share                                  $     1.68                    $     1.25

                        DILUTED
                        -------
Net income for diluted earngings per share                        $    4,217                    $    2,552

Weighted average number of shares used in calculating
     diluted earngings per share                                       2,191                         2,050
Add incremental shares representing:
Dilutive shares issuable upon exercise of stock options,
     warrants and conversion of convertible preferred stock            1,514                           153
                                                                   ---------                    ----------
Weighted average number of shares used in calculating
     fully diluted income per share                                    3,705                         2,203

Diluted earnings per common share                                  $    1.14                    $     1.16

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